Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value $1.00 per share, of Pitney Bowes Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 7, 2025

HESTIA CAPITAL PARTNERS LP

By:	/s/ Kurtis J. Wolf
Kurtis J. Wolf, Managing Member of Hestia Capital Management, LLC, its Investment Manager
Date:	11/07/2025

HESTIA CAPITAL PARTNERS GP, LLC

By:	/s/ Kurtis J. Wolf
Kurtis J. Wolf, Managing Member
Date:	11/07/2025

Hestia Capital Management, LLC

By:	/s/ Kurtis J. Wolf
Kurtis J. Wolf, Managing Member
Date:	11/07/2025

Wolf Kurt James

By:	/s/ Kurtis J. Wolf
Kurtis J. Wolf
Date:	11/07/2025